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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



Board of Directors:
PARAVANT INC. AND SUBSIDIARIES

         We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-62851, 333-63528, 333-63524 and 333-63522) and
Form S-3 (No. 333-82649) of Paravant Inc. and subsidiaries of our report dated November 15, 2001, relating to the consolidated balance sheets of Paravant inc. and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the Annual Report on Form 10-K of Paravant Inc. and subsidiaries.



                                    KPMG LLP



Short Hills, New Jersey
December 21, 2001